Exhibit 99.1

FOR IMMEDIATE RELEASE
February 10, 2016	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS REPORTS Q1 RESULTS
Total Revenues +76% with Restaurant Level Operating Profit +74% in Q1*
Adjusted EBITDA +109% in Q1 *
Conference Call Wednesday, February 10, 2016, at 3:00 p.m. MST/5:00 p.m. EST

(DENVER, CO) Good Times Restaurants Inc. (Nasdaq: GTIM), operator of Good Times Burgers & Frozen Custard, a regional quick service restaurant chain focused on fresh, high quality, all natural products and Bad Daddy’s Burger Bar, a full service, upscale concept today announced its preliminary unaudited financial results for the first fiscal quarter ended December 31, 2015.

Key highlights of the Company’s financial results include:

•	Same store sales for company-owned Good Times restaurants increased 4.8% for the quarter on top of last year’s increase of 8.0%, which makes twenty-two consecutive quarters of same store sales growth

•	Same store sales for company-owned Bad Daddy’s restaurants increased 6.5% for the quarter

•	Total revenues increased 76% to $13,838,000 for the quarter

•	Restaurant Level Operating Profit (a non-GAAP measure) for Good Times restaurants increased $60,000 or 5.8% over last year for the quarter*

•	The Company opened two new Bad Daddy’s restaurants during the quarter and has opened one additional restaurant after the quarter ended

•	Sales for the Bad Daddy’s restaurants for the quarter were $6,709,000 and Bad Daddy’s Restaurant Level Operating Profit (a non-GAAP measure) was $976,000 or 14.5% as a percent of sales *

•	Adjusted EBITDA (a non-GAAP measure) for the quarter increased 109% to $245,000 from $117,000 for the quarter*

•	The Company ended the quarter with $9.0 million in cash

*For a reconciliation of restaurant level operating profit and Adjusted EBITDA to the most directly comparable financial measures presented in accordance with GAAP and a discussion of why the Company considers them useful, see the financial information schedules accompanying this release.

Boyd Hoback, President & CEO said “We continue to make good progress in both brands and in laying the foundation for accelerated growth.  Our growth in Good Times’ same store sales this quarter represents a three year compound growth rate of approximately 33%, so we are obviously very happy with that and, as expected, our growth rate is moderating to the low to mid-single digits.”

Hoback concluded, “We have opened three new Bad Daddy’s restaurants so far this fiscal year.  While it’s still early, we are pleased with the performance of the new stores and anticipate that the average sales of the three new stores opened so far will meet or exceed the average sales of the system, with two above and one below that average.”

2016 Outlook:

The Company currently anticipates and reiterates the following for fiscal 2016:

•	Total revenues of approximately $67 million to $69 million

•	Total revenue estimates assume same store sales growth of approximately 4% for the Good Times concept and low single digits for the Bad Daddy’s concept

•	General and administrative expenses of approximately $6.1 million to $6.2 million, including approximately $800,000 of non-cash equity compensation expense

•	The opening of 1 new Good Times restaurant

•	The opening of 8 new Bad Daddy’s restaurants (three have already opened, and one restaurant is expected to open on February 15, one in late March, and three during the balance of the fiscal year)

•	Total Adjusted EBITDA* of approximately $4.2 million to $4.5 million

•	Restaurant pre-opening expenses of approximately $2.6 million to $2.7 million

•	Capital expenditures (net of tenant improvement allowances) of approximately $10 million to $11 million

Conference Call: Management will host a conference call to discuss its first quarter 2016 financial results on Wednesday, February 10 at 3:00 p.m. MST/5:00 p.m. EST.  Hosting the call will be Boyd Hoback, President and Chief Executive Officer, and Jim Zielke, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing (888) 317-6016 and requesting the Good Times Restaurants (GTIM) call.  The conference call will also be webcast live from the Company's corporate website www.goodtimesburgers.com under the Investor section.  An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) operates Good Times Burgers & Frozen Custard, a regional chain of quick service restaurants located primarily in Colorado, in its wholly owned subsidiary, Good Times Drive Thru Inc.  Good Times provides a menu of high quality all natural hamburgers, 100% all natural chicken tenderloins, fresh frozen custard, natural cut fries, fresh lemonades and other unique offerings.  Good Times currently operates and franchises a total of 37 restaurants.

GTIM owns, operates, franchises and licenses 16 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries.  Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high energy atmosphere that appeals to a broad consumer base.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws.  The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 30, 2015 filed with the SEC.  Although Good Times may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

GOOD TIMES RESTAURANTS INC INVESTOR RELATIONS CONTACTS:
Boyd E. Hoback, President and CEO, (303) 384-1411
Jim Zielke, Chief Financial Officer (303) 384-1432
Christi Pennington (303) 384-1440

Good Times Restaurants Inc.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	Three Months Ended December 31,
Statement of Operations	2015	2014
Net revenues:
Restaurant sales	$13,656	$7,766
Franchise revenues	182	89
Total net revenues	13,838	7,855

Restaurant Operating Costs:
Food and packaging costs	4,505	2,749
Payroll and other employee benefit costs	4,772	2,532
Restaurant occupancy costs	1,062	675
Other restaurant operating costs	1,251	625
Royalty expense	0	38
New store preopening costs	725	237
Depreciation and amortization	459	206
Total restaurant operating costs	12,774	7,062

General and administrative costs	1,587	859
Advertising costs	385	277
Franchise costs	27	26
Loss on disposal of restaurants and equipment	(5)	(6)
Loss from operations	(930)	(363)

Other income (expense):
Interest income (expense), net	(30)	3
Other expense	(1)	(2)
Affiliate investment income	0	1
Total other income (expense), net	(31)	2
Net loss	$(961)	$(361)
Loss attributable to non-controlling interest	(163)	(49)
Net loss attributable to common shareholders	$(1,124)	$(410)

Basic and diluted loss per share	$(0.09)	$(0.04)

Basic and diluted weighted average common shares outstanding	12,260	9,179

Good Times Restaurants Inc.
Unaudited Supplemental Information
(In thousands)

	December 31,	September 30,
Balance Sheet Data	2015	2015
Cash & cash equivalents	$8,997	$13,809
Current assets	10,987	14,728
Property and Equipment, net	17,884	14,222
Other assets	19,275	19,278
Total assets	$48,146	$48,228

Current liabilities, including capital lease obligations and long-term debt due within one year	7,271	7,258
Long-term debt due after one year	1,050	1,093
Capital lease obligations due after one year	8	11
Other liabilities	2,563	1,609
Total liabilities	$10,892	$9,971
Stockholders’ equity	$37,254	$38,257

Supplemental Information:

	Good Times Burgers & Frozen Custard		Bad Daddy’s Burger Bar
	Three Months Ended December 31,
	2015	2014	2015	2014
Restaurant Sales (in thousands)	$6,947	$6,515	$6,709	$1,251
Restaurants open during period	-	1	2	-
Restaurants open at period end	27	26	12	2

Restaurant operating weeks	354.9	334.6	145.3	26.3

Average weekly sales per restaurant (in thousands)	$19.6	$19.5	$46.2	$47.6

Reconciliation of Non-GAAP Measurements to US GAAP Results

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income from Operations
(In thousands, except percentage data)

	Good Times Burgers & Frozen Custard				Bad Daddy’s Burger Bar				Good Times Restaurants Inc.
	----------------------------------------------------Three Months Ended December 31,--------------------------------------------------
	2015		2014		2015		2014		2015	2014
Restaurant Sales	$6,947	100.0%	$6,515	100.0%	$6,709	100%	$1,251	100.0%	$13,656	$7,766
Restaurant Operating Costs (exclusive of depreciation and amortization shown separately below):
Food and packaging costs	2,313	33.3%	2,340	35.9%	2,192	32.7%	409	32.7%	4,505	2,749
Payroll and other employee benefit costs	2,300	33.1%	2,035	31.2%	2,472	36.8%	497	39.7%	4,772	2,532
Restaurant occupancy costs	656	9.4%	591	9.1%	406	6.1%	84	6.7%	1,062	675
Other restaurant operating costs	588	8.5%	519	8.0%	664	9.9%	106	8.5%	1,252	625
Restaurant-level operating profit	$1,090	15.7%	$1,030	15.8%	$974	14.5%	$155	12.4%	2,064	1,185

Franchise royalty income, net									182	51

Deduct - Other operating:
Depreciation and amortization									459	206
General and administrative									1,587	859
Advertising costs									385	277
Acquisition costs									0	0
Franchise costs									27	26
Loss (gain) on disposal of restaurants and equipment									(5)	(6)
Preopening costs									725	237
Total other operating									3,178	1,599

Income from Operations									$(930)	$(363)

Certain percentage amounts in the table above do not total due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.

The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs, but excludes depreciation.  The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general and administrative costs, and therefore excludes occupancy costs associated with selling, general and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The tables above set forth certain unaudited information for the three months ended December 31, 2015 and December 31, 2014, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA
(In thousands)

Good Times Restaurants Inc.
	Three Months Ended December 31,
	2015	2014
Net loss as reported	$(1,124)	$(410)

Adjustments to net loss:
Interest expense (income), net	30	(3)
Depreciation and amortization	427	218
Preopening expense	725	237
Non-cash stock based compensation	177	67
Non-recurring acquisition costs	0	0
GAAP rent in excess of cash rent	15	14
Non-cash disposal of assets	(5)	(6)
Adjusted EBITDA	$245	$117

Adjusted EBITDA is a supplemental measure of operating performance that does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies. This measure is presented because we believe that investors' understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for evaluating our ongoing results of operations.

Adjusted EBITDA is calculated as net income before interest expense, provision for income taxes and depreciation and amortization and further adjustments to reflect the additions and eliminations presented in the table above.

Adjusted EBITDA is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and asset disposals, closure costs and restaurant impairments and (ii) we use adjusted EBITDA internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and income tax rates) and differences in book depreciation of property, plant and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that adjusted EBITDA facilitates company-to-company comparisons within our industry by eliminating some of these foregoing variations. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.